EXHIBIT 23.9
                                                                   ------------



                               CONSENT OF EXPERT

          Reference is made to the Annual Report on Form 40-F (the "40-F") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          I hereby consent to the use of and reference to my name as a Qualified Person for the Oyu Tolgoi Technical Report dated March 2008, under the heading "Item 3: Description of the Business - Oyu Tolgoi Copper and Gold Project, Mongolia" in the Company's Annual Information Form for the year ended December 31, 2007, dated March 28, 2008, and in the 40-F.

Sincerely,


/s/ Scott Jackson
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Title:   Principal Consultant
Company: Quantitative Geoscience Pty. Ltd.

Date:  March 28, 2008